EXHIBIT 99.1

Transcript of Conference Call held by Standard Parking Corporation with Investors on February 29, 2012 with respect to the Merger

Moderator:    Marc Baumann

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expected cost synergies and other anticipated benefits of the proposed merger of Standard Parking Corporation (“Standard”) and the parent of Central Parking Corporation (“Central”), the expected future operating results of the combined company, the expected timing of completion of the merger and the other expectations, beliefs, plans, intentions and strategies of Standard. Standard has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction is not completed on a timely basis or at all; the ability to integrate Central into the business of Standard successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that Standard anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that Standard or Central may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; and changes in general economic and business conditions or demographic trends.

For a detailed discussion of factors that could affect Standard’s future operating results, please see Standard’s filings with the Securities and Exchange Commission (the “SEC”), including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, Standard undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances, future events or for any other reason.

Additional Information

The shares of Standard’s common stock to be issued as consideration under the merger agreement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and, unless so registered, such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This document does not constitute an offer to buy or sell securities, or a solicitation of any vote or approval, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Standard intends to file with the SEC a proxy statement and other relevant materials in connection with the proposed business combination transaction referenced in this document. Before making any voting decision with respect to the proposed transaction, Standard stockholders are urged to read the proxy statement when it becomes available, and as it may be amended from time to time, because it will contain important information regarding the proposed transaction. Standard’s stockholders may obtain a free copy of the proxy statement and other relevant materials, when available, and other documents filed by Standard with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the proxy statement, when available, will be provided free of charge by Standard to all of its stockholders. Additional requests for proxy statements and other relevant materials should be directed to Standard Parking, Investor Relations, 900 N. Michigan Ave., Chicago, IL 60611 or by email at investor_relations@standardparking.com.

Standard and Central and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Standard’s stockholders with respect to the proposed transaction. Any interests of the executive officers and directors of Standard and Central in the proposed transaction will be described in the proxy statement, when it becomes available. For additional information about Standard’s executive officers and directors, see Standard’s proxy statement filed with the SEC on March 28, 2011.

Operator:	Good morning, ladies and gentlemen, and welcome to the conference call to discuss the merger announcement. My name is (Sammy), and I will be your operator for today.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. If you’d like to ask a question at today’s conference, please press star, then one.

I would now like to turn the conference over to your host for today’s call, Mr. Marc Baumann, executive vice president and chief financial officer of Standard Parking. Please proceed, sir.

Marc Baumann:	Thank you, (Sammy). And good morning, everybody.

As (Sammy) just said, I’m Marc Baumann, chief financial officer of Standard Parking. I’d like to thank all of you for joining us this morning to discuss some important news for Standard Parking.

I hope all of you had a chance to read our press release. If not, it’s available on our website, along with an investor presentation that includes key financial and operational details and overview of Central Parking and explains the strategic rationale around the merger. For more information about the transactions, please access our transaction-specific website at www.standardparkingevolution.com.

We’ll begin our call today with a brief overview by Jim Wilhelm, our president and chief executive officer. Jim will provide an overview of the merger and the benefits we plan to achieve from this deal. After that, I’ll discuss some of the financials in more detail and then, as (Sammy) said, we’ll open the call up for a Q&A session.

During the call, we’ll make some remarks that will be considered forward-looking statements, including statements regarding expected cost synergies, future operating results of the combined company, and other anticipated benefits for the proposed merger of Standard Parking and Central Parking, the expected time of completion of the merger, and other expectations, beliefs, plans, intentions and strategies of Standard Parking. Actual results, performance, and achievements could differ materially from those expressed in or implied by these forward-looking statements due to a variety of risks, uncertainties and other factors, including those described in today’s press release. I’d also like to refer you to disclosures made in Standard Parking’s filings with the Securities and Exchange Commission.

Before we get started, I want to mention that this call is being broadcast live over the Internet and can be accessed on the Investor Relations page of our website at www.standardparking.com. A replay will be available beginning as soon as possible and continuing for 30 days after the call.

With that, I’ll turn the call over to Jim.

Jim Wilhelm:	Thank you, Marc. And good morning, everybody. Thanks for joining us today.

I’m pleased to announce that we have entered into a definitive agreement to merge with Central Parking in which Standard Parking will pay a consideration comprised of Standard Parking stock, cash to be paid in three years, and the assumption of Central’s debt. Based on the most recent 20-day trading average price of Standard Parking’s stock, the stock component is valued at $111 million for total consideration of $350 million.

We believe this is a transformative transaction that will expand our location footprint, increase our opportunities to cross-sell next-generation services, and provide significant cost synergies, while at the same time we’ll maintain a conservative financial position.

We also believe the combined company will be the preferred provider in the U.S. parking industry, managing more than 4,400 parking facilities containing approximately 2.2 million parking spaces in hundreds of cities. We expect the transaction to close in the third quarter of 2012, and the merger is expected to be accretive to the combined company’s earnings per share within two to three years.

We believe Standard Parking is well positioned for a transformational merger of this kind, given our track record. As most of you know, we have built a strong balance sheet. We’ve delivered predictable, transparent operating results that generate strong free cash flow. We’ve invested in IT platforms and applications to deliver more efficient back-office processes and performance. We’ve invested in human resources that can deliver a wide range of expertise to our clients and customers, and we’ve introduced an array of ancillary service lines in transportation, maintenance, and security, all under our SP Plus brand.

For those of you who don’t know Central Parking, we’ve included a brief overview on slides five and six in the investor presentation deck that Marc referred to just a few minutes ago. Since its acquisition by Kohlberg and Company, Versa Capital Management, and Lubert-Adler Partners in 2007, Central has undergone a significant transformation in several respects. It has divested all its material-owned real estate, as well as all of its international parking operations, to focus on its core North American leased and managed businesses. It’s upgraded its senior management team, including a new CEO, CFO, and several other senior executives, and improved its contract retention, new contract acquisition, and lease contract economics.

They’ve focused intensely on customer experience improvements, centralized their back-office functions from 42 city offices to headquarters in Nashville, and invested substantially in technology to improve the services it delivers to both parking customers and clients.

Through these activities, Central’s senior management team has built a strong underlying business, with contracts at many prime locations across the country, with a client and property type mix very similar to ours. During the same time, they’ve developed many customer-facing programs and services, such as centralized customer service centers and various web-based applications that include iPhone and Android apps, so that they can deliver enhanced service levels to their parking customers.

Both companies enjoy strong renewal rates. As of 12-31-2011, Standard Parking’s location (growth retention rate) was 91 percent and Central Parking’s was 89 percent. So when you consider all the things that I’ve mentioned, we believe that Central’s businesses and capabilities will complement ours very nicely, and we’re confident that the deal with Central is the right transaction at the right time.

Let me summarize why this is a value-creating merger for our stockholders. Combining Standard Parking and Central Parking will produce what we believe will be the preferred provider of outsourced parking facility management, maintenance, ground transportation, and security services for commercial, institutional, and municipal clients. Together, we’ll operate over 4,400 locations, having effectively doubled our location count. That means, among other things, that we’ll be able to cross-sell products and services we have and they don’t, such as our SP Plus transportation, maintenance and security service lines, our Click and Park and Click and Ride online reservation tools, and the like to potentially 2,200 new locations.

Similarly, we’ll be able to integrate Central’s customer-facing products and services, such as their customer service centers, direct-to-consumer marketing programs, and enhanced technology applications, including their Focus Point and remote management services, as well as their USA Parking valet expertise, which will enhance our strategy of transforming customer and client service in our industry, adding value to the entire platform.

Next, we’ll be able to achieve scale efficiencies and leverage our increased purchasing volume to operate from a lower cost platform. We’ll be able to consolidate back-office processes and eliminate duplicate infrastructure.

Finally, we’ll be able to invest more heavily in technology to accelerate the development of new products and services at a faster pace than either company would achieve on its own, because there won’t be duplicative investment in technology as there is today while we’re separate companies.

We expect to be able to achieve all of this while maintaining a conservative financial position and sound capital structure, which Marc will address in detail in just a few moments.

So in a nutshell, with both companies having strong underlying businesses and complementary strategies, products, and service offerings to enhance our customers’ parking experience and the value we deliver to our clients, this combination makes sense and is a great opportunity to also increase value for our stockholders.

Now I’ll turn the call back over to Marc to discuss the financial aspects of the deal.

Marc Baumann:	Thanks, Jim. And as Jim stated, we really believe this is the right transaction at the right time for both Standard Parking and Central Parking. The deal will significantly increase the scale of our operations. With an expected close in the third quarter of 2012, this deal is expected to be accretive to the combined company’s earnings within two to three years. We expect the transaction to generate annual run rate cost synergies of $20 million by the end of the second year after closing.

For the 12 months ended September 30, 2011, the combined company’s pro forma adjusted EBITDA is estimated to be approximately $96 million, including cost synergies, and that compares to Standard Parking’s own numbers of about $42 million, so more than doubling our adjusted EBITDA.

We anticipate total merger and integration costs of $39 million, approximately $4 million of which has been incurred to date. In terms of the transaction itself, Standard Parking will pay a consideration comprised of Standard Parking stock, cash, and the assumption of Standard Parking’s debt. At closing, the combined company expects to enter into a new five-year, $450 million senior credit facility. We’ve received commitments for this facility from BofA Merrill Lynch, Wells Fargo, JPMorgan Chase, U.S. Bank, First Hawaiian Bank, and GE Antares Capital.

We very much appreciate the support of our business and management team, reflected by our lead banks in committing to provide the credit facility for this transaction.

Let me now turn over to some specific terms of the transaction.

At closing, Standard Parking will issue additional shares of common stock such that Central Parking stockholders will hold 6.16 million shares, or approximately 28 percent of the combined company on a diluted basis. This is subject to reduction if the value per share of Standard Parking’s common stock determined prior to the closing in accordance with the merger agreement exceeds $24.30.

Based on the most recent 20 trading day average price of Standard Parking’s stock, the stock component is valued at $111 million for a total consideration of $350 million. Central Parking stockholders will also be entitled to receive a total of $27 million of cash consideration, subject to adjustment, as provided in the merger agreement, to be paid in three years, to the extent it is not used to satisfy indemnity obligations that may arise under the agreement.

Standard Parking will assume approximately $210 million of Central Parking’s debt, net of cash acquired at closing, which will be refinanced using proceeds from the new $450 million senior credit facility that I just mentioned. The strong free cash flow should enable us to achieve debt leverage of two-and-a-half times within three years, which aligns with our long-term objective of achieving debt levels consistent with those of companies having investment-grade ratings.

Upon the transaction’s closing, Standard Parking will also expand its board of directors from five to eight members. The three new board members will be representatives of Standard Parking’s current shareholders. As our press release stated, the boards of directors of both companies have approved the transaction, which also has already been approved by Central Parking’s stockholders. The transaction does remain subject to Standard Parking stockholder approval, antitrust, and other regulatory review, and consummation of the financing, and other customary closing conditions.

As Jim touched on in his earlier comments, through the transaction, we believe the combined company will be the preferred provider in the U.S. parking industry and will generate tangible, compelling savings in G&A costs.

We’ll focus on creating a more efficient G&A profile to achieve net annual run rate cost synergies, which are expected to be at least $20 million by the end of the second year after closing. We’ll do this by eliminating duplicative infrastructure costs and consolidating back-office processes. The headcount reduction resulting from the elimination of management overlaps and the consolidation of business support functions is anticipated to be less than 2 percent of the combined workforce of over 25,000 people.

We also expect to gain the benefit of the combined company’s increased purchasing volume, and as a result, moving forward, the combined company should be able to expand its client base and grow the business from a lower cost platform.

Now I’ll turn the call back over to Jim for a bit more commentary on the transaction.

Jim Wilhelm:	Thank you, Marc.

As you can tell, we’re excited about the tangible, compelling opportunities to create value for our stockholders that this deal presents. Both companies’ businesses are strong, and the combination will create what we’re confident will be a preferred service provider that generates strong earnings and cash flows.

Before opening the call up for questions, let me take a moment to emphasize that both Standard Parking and Central Parking’s leadership teams have the track record and talent to achieve a smooth integration of the two companies while preserving business continuity. Standard Parking’s executive management team has been working together for more than 10 years and has an average of 25 years of experience in the parking industry. This team has successfully integrated nine companies since Standard Parking went public in 2004.

Central Parking brings a senior management team with extensive parking industry experience, as well as insight gained from a focus on the development and integration of advanced customer-centric products and technologies. The combined company will take the best of both organizations, so that the best qualified individuals will integrate and lead the company. Specifically, Marc and I will continue in the same capacities we currently have for the combined company. Jim Marcum, Central Parking’s CEO and president, will become the combined company’s chief operating officer.

Tom Hagerman, my current chief operating officer, will assume chief responsibility for the combined company’s business development efforts throughout North America.

I can tell you that I’ve gotten to know Jim Marcum over the last several months, and Jim and his team bring a refreshing view to our industry from a retail perspective. I couldn’t be more excited, and I can tell you that Tom Hagerman, who’s been my right hand for many, many years, the combination of the people that we can put together to deliver the vision that we have for the future is just awesome. And that team that I mentioned will be missioned with executing that vision.

After closing, the combined company will continue to operate using the existing Standard Parking and Central Parking brands while we conduct a thorough and thoughtful evaluation of the long-term brand strategy.

That concludes our prepared remarks. Thank you again for joining us today. We’ll now begin the Q&A portion of the call.

Operator:	Thank you. Ladies and gentlemen, if you do have a question at this time, please press star, then the one key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Nate Brochmann of William Blair. Your line is now open.

Nate Brochmann:	Good morning, everyone. Congratulations on such a big and important deal.

Male:	Thanks, Nate. Good morning.

Male:	Thanks, Nate.

Nate Brochmann:	Hey, wanted to talk just a little bit right off the bat about the integration process, Jim, in terms of, what is the process to get the combined companies integrated on the operational hurdles, as well as from a system standpoint?

Jim Wilhelm:	Well, as you might suspect, Nate, we’ve been through months and months of detailed diligence between the firms, beginning to understand the company’s strengths and weaknesses and operating parameters. And we’ve learned a lot about each other.

We’ve also – as we announced, we’ve engaged (Booz) to help us in integration matters, and we have formulated a draft vision for how we think the companies will integrate from both a product delivery standpoint, as well as a back-office support platform.

As you know, we’ll enter into a period of time now where we’ll require regulatory reviews. Those regulatory reviews dictate how much integration, which areas of integration that we can focus on from tomorrow forward and those that will have to wait and be satisfied by what we believe to be terrific findings on the regulatory front.

So, we obviously have learned lessons by observing others in the industry over the last 25 years of mergers of this size and, as Marc said, in our own experiences of acquiring companies over the last seven years, and all the way dating back to our (Apcoa Standard) merger, which was now almost 13 years ago.

So I think we understand where best practices fit in, but where we have existing platforms that we’ve invested and Central’s invested in that will be modular in putting together.

Now, no one, of course, is referring to this as easy. But I think given the experiences that we have and the platforms that we built, we’re very, very excited about the potential for putting together the best technology platform we can for support and just the best human resources we can for product delivery in the field.

Nate Brochmann:	OK. And then kind of on the synergy side, I really obviously get the cost synergies, like a lot of opportunity there in terms of leverage on the regional structure, but could you talk a little bit about the revenue synergies and where the opportunities are and how big the cross-sell market is? And then in addition to that, just where the additional growth opportunities are for just the regular business?

Jim Wilhelm:	Well, I can tell you that we haven’t built a whole of top-line synergies into the numbers that you’ve seen. You know Marc and I from a –we’re relatively conservative, in terms of what we would forecast. You know about our transparency. You know about our past, about hitting our numbers. You know, we don’t put you through a whole lot of roller coasters. We don’t give you a whole lot of big beats, and we don’t give you a whole lot of surprises on the downside.

So we haven’t built in to the numbers that you have a whole lot. The regulatory reviews that I talked about will dictate some of that product delivery, but you can only imagine that our ability to bring transportation components, maintenance components, ultimately expanded security components, Click and Park technologies, the Focus Point technologies that we spoke of earlier, I mean, Central has done a fabulous job of recognizing our customers and who they are. So our ability to deliver along those lines is just awesome.

But we’re not into the fantasyland of putting those sorts of numbers out. The $20 million that Marc and I are talking about are numbers that are on the cost side of the business that we ought to be able to realize very efficiently and very quickly, relative to the size of the deal.

Nate Brochmann:	OK, fair enough. Thanks for that. And I’ll turn it over and get back in line.

Jim Wilhelm:	Thanks, Nate.

Operator:	Thank you. Our next question comes from Kevin Steinke of Barrington Research. Your line is now open.

Kevin Steinke:	Good morning, Jim and Marc. Let me add my congratulations.

Male:	Thank you, Kevin.

Male:	Thanks.

Male:	Good morning.

Kevin Steinke:	Hey, following up on the integration question, you know, Standard Parking, obviously you’ve invested a lot in technology to help your clients manage their facilities in terms of evaluating pricing alternatives, reporting, and bank reconciliation and things of that nature. Does Central Parking have any similar technology? Or is that technology that you’re going to look to roll out and integrate across their operations?

Male:	That’s a great question – a great follow-on question, Kevin. The investments that we’ve made, and the investments that Central has made, particularly under the most recent regime, really complement each other well. The products that you mention, in terms of our bank reconciliation process, Client View where our clients are able to access almost live financial information, and several of the others, in terms of reporting, are complemented by Central’s investment in automated devices in the field that rapidly report sales to the central processing centers where the financial statements get developed.

Ultimately, the deployment of those combined technologies will enable our clients to see reduced operating costs. The efficiencies that the automation drives and the reporting drives will lower the costs we’re able to provide to our clients on a cost-plus basis and enable savings on our own on a lease basis.

So while there’s some overlap – because I think both companies are very smart – there’s been some overlap in where to head, the primary investments that Central have made and the primary investments that we made complement each other very well, instead of overlap.

And I could be a little more clearer. Our ability to process AP, AR, payables, our I-payables, our I-procurement system, our workforce management system, to be deployed now across 26,000 employees, are very important back-office support platforms that lower our costs and lower the costs that our clients ultimately face when we get into cost-plus management contracts.

The services and the technology that Central Parking has brought are field-oriented devices that communicate directly with what will be the ultimate support platform for the business from a total reporting standpoint. Central has also been much more aggressive than we have on the customer service, customer-facing areas, the database of regular customers that they can create.

The ability to leverage that customer base into recurring customer parking, recurring customer parking discounts, the live 24/7/365 ability to contact a call center, and get –sign up a monthly parker or drive a transient parker to a facility, or help a customer who might be looking for assistance in any one of our 4,400 facilities that might be automated has been brilliant, and the execution of that over the last several years has been terrific on their side. And I think that – again, the question that you asked would just lead towards the fact that we’ve been very, very complementary in what we think we’re going to bring to the table for our clients.

Operator:	Thank you. Again, ladies and gentlemen, if you do have a question at this time, please press star, then one on your touch-tone telephone. Our next question comes from David Gold of Sidoti. Your line is now open.

David Gold:	Hi, good morning. Congratulations on getting here. And a couple of questions for you. First, do you expect any issues on the regulatory side from an approval perspective?

Male:	You know, David, our industry is very, very competitive. There are – as you know, because you’ve done some research, there are literally thousands of parking management companies. And I don’t want to prejudge, anything that any of the regulatory bodies might look at, but we just view our industry now and always to be very, very competitive.

David Gold:	At the end of the day, between the two, what – do you have an estimate of market share that Standard would have after the closing?

Male:	No. There’s data out there that would talk about our existing shares, but – and I’ve given you some statistics. And, David, there is more information out there for you on our investor site and the micro site that we created today on both companies. And we don’t have any forecasts about what share we might bring down over the next 10 years.

David Gold:	OK. And Central side, give us a sense for how their business is split between managed and leased. I think you said they don’t have any real estate anymore, right?

Male:	Yes, they either have or will have divested their real estate at closing. They are more heavily invested in leases historically than we have been, but I think that’s just the nature of what our clients look for. I think that the numbers themselves would tell you that they are 37 percent leased locations, 63 percent management contracts. We’re about in the high 80s or (90/10) historically in that area. I think that that may be the result of the historical Central Parking dating back to their more focused interest, I think, in being a real estate entity than a service business.

I think the transformation of their business over the last several years has shifted those numbers rather dramatically and our culture and our view about the industry, as I said early on in my comments today, is the result of a shared vision for how we look at the next 5 to 10 years in the business.

And, again, as I’ve told you, when just talking about our business, we don’t really choose the format for the client, whether they are (UBIT leases) or direct leases with our clients, or management contracts. There isn’t really an RFP of lease or management that we haven’t responded to. Our background has been relatively conservative in terms of being risk-free, and Central has done a lot on their side to share that culture with their business model, and I would expect that we would move forward with the business model that both of us have developed over the last couple years, which has changed, obviously, those percentages on the Central Parking side that I just spoke of.

David Gold:	Perfect. Perfect. A couple of others. Can you give a sense for either both revenue or gross profit on Central’s side?

Male:	David, there is some information out there on the investor site. One of the challenges that we have had is that Central has been in the final stages of disposing of some of their real estate. It’ll all be gone by the time our transaction with them closes. So a lot of their historical information, from a reportable basis, includes all of that.

But essentially they have a bit more revenue than we do, and it’s primarily because of that contract mix that Jim was talking about. Because of the way leases and managements are reported – and a lease, as you know, you’re reporting the parking receipts net of tax. On a management, you’re reporting the fees. So their top-line revenue is greater than ours for that reason. On a gross profit line the companies are fairly close in size.

Standard generates a bit more EBITDA because we have a lower cost platform, but part of what Central has been doing under their new management team over the past couple of years is the centralization process that we’ve talked about and driving costs out of their own G&A. So their own organization is starting to look more and more like ours from a cost and efficiency point of view.

David Gold:	Got you. OK. And then, Marc, playing with the numbers that (inaudible) go through the investor website that you both spoke about, a couple things. One, on the three-year accretion – I guess in some spots it says two to three years – can you add some color? Number one, is that to say that it would take three years to integrate the deal?

Marc Baumann:	No, it doesn’t, David. I think what we have said, in some of the commentary, is that we expect to get to the run rate, to the $20 million synergy number that we’ve talked about on a run rate basis, by the end of the second year. And, of course, one of the challenges we have when we talk about what calendar year will we be accretive is that we don’t know exactly when this transaction will close, so that’s why we’ve expressed our viewpoints in terms of timeframes from now.

I think one of the challenges in being too specific about exactly when the deal will be accretive is that there’s a fairly major exercise that’s going to take place after the deal closes to allocate the purchase price to tangible and intangible assets. And for those folks who know anything about that, when you’re dealing with intangible assets, it’s a complicated process that takes months and months.

We have done some preliminary work on that with some outside advisers, and so it gives us the confidence to say that this business will be very accretive on a go-forward basis, but exactly when that’s going to land is a bit unclear at exactly this time.

Jim Wilhelm:	And given our history, as we report earnings on a move-forward basis in order to give you the same sort of transparency that we’ve given you over the last several years, we’ll segregate those extraordinary costs from those around the basis business and sort of keep your view of the core, as well as where we’re at with integration and the costs that are associated with that.

David Gold:	Got it. So that was my next question. So I guess, I mean, on that basis – so just let me clarify for a second, Marc. So, basically, when you say two to three years, you’re talking about two to three calendar years. So, in other words, we could see accretion as soon as 2014 to – you know, 2014, 2015, is what you’re thinking?

Marc Baumann:	Well, I think the right way to look at it is, we’ve said we expect this transaction to close by the end of the third quarter. That’s our hope in terms of the processes. So when we start counting years, what we’re talking about is years starting then. So, clearly, the first 12 months, taking us to let’s call it the end of September of ’13, you’re not going to be accretive, because we’re going to be incurring the transaction costs that we’ve talked about in our presentation.

And then, by the end of that next year – so let’s just say by the time we get to September of ’14 – and, of course, I’m again presupposing when this deal might close, and that’s in the hands of other folks, and it’ll take as long as it takes to get closed, but if it did close the end of September of this year, then what I’m really saying is that, when we get to September of 2014, we’ll have achieved that $20 million synergy on a run rate basis. So some of that benefit is going to be phasing in during that second year.

So at the beginning of the second year, we won’t be at that level. By the end of the second year, we’ll be at that run rate level. So then the full year, let’s say, ending September 15 will be a clean year, where the integration has been completed, where we get the full benefit that we’re talking about. So, really, we view this – the integration process as being a two-year process.

And hopefully less. But again, as Jim said we want to be conservative. We’ve got – we spent a lot of time beginning to think about what the integration process will be like. We’re going to be using some very experienced outside folks helping us. But we want to be able to meet the expectations that we create, and so I think it’s prudent for us to say that it could take up to two years to complete the job.

David Gold:	Got you. And just my last question, then, if we thought about this deal again as a close through the end of 2012, in ’13, if you excluded the transaction costs, would the deal be dilutive?

Marc Baumann:	I don’t think I can answer that question. And I think it partly comes back to just so many moving pieces that we have to get into, David. I don’t think we’re prepared to really answer that yet.

David Gold:	OK. OK. Fair enough. That’s all I have. Thanks.

Marc Baumann:	Thank you.

Operator:	Thank you. Our next question comes from (Giri Krishnan) of Credit Suisse. Your line is now open.

Giri Krishnan:	Hi, thank you. Hi, Jim and Marc.

Male:	Good morning.

Giri Krishnan:	Hi. So my first question goes around – goes back to the motivations behind the merger. I think I understand some of the cross-selling opportunities and the cost synergies you’re referring to. Could you maybe speak to some of the Greenfield opportunities that you think you can address as a combined company that may have otherwise been difficult for you as a standalone company to go after?

And also, what implications does this have on pricing? I know in the past you’ve spoken about some irrational pricing. This would seem to give you better pricing power, given you’re a much larger entity and have better scale. Could you give us some idea of your thoughts about those?

Jim Wilhelm:	Sure. Of course, I’m not able to talk about pricing. We really don’t drive the industry. In the free market, the pricing in the market will be driven by the value that we bring to our clients, and I think that will continue to be the case as long as I can see.

In terms of the Greenfield for us, the ability for us to spread the products that we’ve developed, as we’ve said earlier, across a much wider platform, and those products that Central has that we don’t will clearly be attractive to our client base in the future.

Whether it is transportation, maintenance, or security, as I mentioned, the more visible, tangible products, or those products ultimately that will be on your iPhone app or your Android app and are combined with our Click and Park transaction, and reservation and discounting system, the future of technology like Facebook and Twitter to be – and Groupon, to be able to reach a customer base that we will grow across the platform that we will have built, 2.2 million parking spaces, is the vision.

And, we think we have a pretty good handle on where our industry is headed, where the technology will take us, what our customers want, what our clients want, in terms of one-stop shopping and maximizing their revenue from a platform that will create stickiness with the customer base, whether it’s an airport or an office building or a retail center, any of our mixed-use developments and our stadiums and special events. Our ability to drive those reservation and transaction systems across our platform is just awesome for us to think about. And that’s where the real value is in the Greenfield, where the combination will take us. And I couldn’t be more excited about getting to this point, where we have the joint responsibility and the opportunity, really, to execute that.

Giri Krishnan:	OK. Also, how should we be thinking about the branding of the combined company? Clearly, you’ve invested a lot of resources into SP Plus and Central Parking has its own brand. How would you – how would perceive – or how would clients now view the combined brands, so to speak? I’m assuming initially that you operate independently and both brands are well known, but could you help us think through how we should think about the branding of the combined company?

Jim Wilhelm:	Well, we obviously have some ideas about that. As we enter into the integration period now, and the quiet period, obviously branding and marketing and the ultimate execution of what are some of the things we’ve talked about today rise. The priorities now shift from diligence and contract language to integration planning and the next step of a process that we’ve been looking at for months and months.

In the meantime, Standard Parking and Central Parking will continue to operate under their own brands. Until the deal closes, we will continue to knock each other’s brains out in terms of competition for clients and for customers and within the industry.

I think within a short time after hopefully we close the transaction we’ll be able to paint a much more vivid and illustrative picture of where we intend to take the respective brands.

Giri Krishnan:	OK. Thank you.

Jim Wilhelm:	Thank you.

Operator:	Thank you. Our next question comes from Clint Fendley of Davenport. Your line is now open.

Clint Fendley:	Hi, good morning, Jim and Marc.

Male:	Hi.

Male:	Good morning.

Clint Fendley:	Congratulations. This is really exciting news. I guess just to follow up on the last question there, have you guys considered operating under a dual-brand structure for the two companies?

Jim Wilhelm:	I would say, Clint, that there’s nothing that’s off the table. We’ve been (through) months and months, as I said, of diligence and focus and contracts and, getting to know the other side, listening to the other side, and hopefully them listening to us, that there are no ideas that are not on the table at the moment, nothing in terms of preliminary conversation have been discounted.

And knowing us, our history, and the history of the new leadership on the other side, we will emerge from the integration process with brand ideas and marketing ideas that are –I could go down the list of 20 or 30 great ideas that we’re considering right now, and now it’s getting to the focus period of integration, will lead us to the things that hopefully Marc and I and Jim and Tom Hagerman and those people that I’ve mentioned will be able to talk about later in the year.

Clint Fendley:	And I guess, as we think about the transformational aspects of this deal, if you look out in the next 5 to 10 years – I know Jim alluded to that a few moments ago – I mean, where would the growth likely come from for this company? Are there still parts of the U.S. where you feel like you have very good growth opportunities? Or are you really setting yourselves up here to do something more internationally? I know clearly you guys are doing a lot of work over in London for the Olympics this summer. Should we expect to see more of that?

Jim Wilhelm:	I shouldn’t think so in the near term, Clint. As I’ve said, there is – the opportunities in North America are just awesome for us. Remember how we’ve been trying to transform ourselves over the last several years. We really – and I spoke to it earlier, but, I kind of want to reiterate – we view our vision is to be recognized as the preferred provider for parking services, transportation services, maintenance services, security services, for those properties that our clients – that we’re lucky enough to serve for our clients.

So the expanded product base for those products in the commercial the emerging institutional, the emerging municipal markets create a rather full pipeline for us. So the deployment of a diversified product line across a massive opportunity basis keeps us at home for a while.

Whether in the long-term vision, whether we begin to look internationally, maybe. I think we’ll have a wonderful product to do that with and to share with. But there – in my mind, there’s enough opportunity here right now to keep us focused on for us to continue to grow.

And then here what I said about the more or less tangible – at least in this iteration – products that we are just fascinated for rolling out, when you think about Click and Park and Focus Point and as you do your research, the customer-facing opportunities for us to create web- and phone-based transactional relationships with our customers across 4,400 parking facilities is a pretty cool thing. And I think that’ll keep us at home for a while.

Clint Fendley:	And you guys there at Standard increasingly have won lots of large airport contracts. You’ve had a really mean streak there. And you’ve been quite adept at limiting your exposure to volatility through your contract structure. I just wondered, how might Central change that exposure going forward?

Jim Wilhelm:	Well the documentation that we’ve put out has some information for you on the markets that are currently served. So there are –we’ll have the ability through further investor discussions and as we get down the line to share with you where those shares are.

And we’ve had a good run at airports, but we’ve had a good run in airports and in stadiums and special events and some of the branding that we’ve done with SP Plus Gameday, and Central has, as well.

So the overlap is pretty diversified. As we’ve talked to you, we’ve never really focused on airports as our primary business. We’re good at it, Central’s good at it. A lot of people in our industry are real good at it. And that would go across all of the other disciplines that I mentioned earlier. Central’s numbers are comparable to ours, in terms of the gross amounts, and their market shares in those breakdown disciplines are the same, as well.

So, again, we’re not – we don’t view ourselves to be overly invested in one area. And I think the culture and the business model that we’ve talked with you over the years will remain as we go forward. And I think Central has done a good job of mirroring and building a business around a similar type of vision, which made this deal attractive to me now.

Clint Fendley:	Last question here. And I joined the call late, and I apologize if you’ve already provided the information, but any idea what the combined free cash flow of the two companies would look like?

Marc Baumann:	Clint, we’re not at that stage yet to give guidance on that. What we have said is that, looking at the 12 months ending September 30, 2011, on an LTM basis, adjusted for expected synergies and adjusting EBITDA for some items that I did mention relating to Central and the remaining disposition of some properties that they have, we’re expecting that number to be about $96 million for the combined company compared to about $42 million for Standard Parking. So a fairly substantial increase. Some of that is fueled by around $20 million of cost-related synergies that we’re expecting.

And since I am talking about some numbers, I wanted to both direct your attention to the investor presentation that’s on our website and also at standardparkingevolution.com. And on page four of that presentation, there are some useful metrics that compare Standard Parking and Central Parking on a number of key items.

Earlier in the call, I was asked about Central Parking’s revenue relative to ours, their gross profit relative to ours, and those numbers are on there. I think I mentioned that their revenue is slightly higher than ours. It’s actually significantly higher than ours. It’s about $535 million for the year ended 9-30-11, versus our $322 million, in both cases, excluding reimbursed management expenses, and again driven largely by contract type, because both companies have around the same number of parking spaces and locations. We have a few more spaces; they have a few more locations.

On the gross profit front, again, the actual LTM gross profit for us through September is about $89 million. For them, it’s about $81 million. So not dissimilar. And the rest of the metrics are there, too, so I just wanted to draw your attention to that presentation for more detail on the transaction.

Clint Fendley:	Thank you. And both of you guys, congratulations.

Male:	Thank you.

Male:	Thanks a lot.

Operator:	Thank you. Our next question comes from Kevin Steinke of Barrington Research. Your line is now open.

Kevin Steinke:	Hi, just a few follow-ups. You know, talking about strengths of the two companies, and I was wondering if there’s going to be any significant geographic overlap that will drive the synergies in various markets, as well as strength of the two separate companies. I know – I believe Central historically was strong in the New York market and Northeast, so if you could kind of comment on both the geographic overlap and the geographic expansion that’s going to result from the combined company.

Jim Wilhelm:	Well obviously there are some areas that we can’t talk about at this early stage as we get into a review process, but the nice part about this is that it’s just as you said - historically, the companies don’t have a whole lot of significant overlap, and we now truly view as a North American entity, in terms of our size and strength and ability to leverage things like back-office and support.

So we’re – and it’s easy for you to have a look in terms of the cities where Central has a history and we have a history, and I think you’ll find, Kevin, that that overlap and that geographic expansion for our product mix is pretty awesome, in terms of opportunity.

So we have focused on different geographies in the past. And there just isn’t a whole lot of overlap.

Kevin Steinke:	OK. And then, Marc, do you – it might be too early for this, too, but do you have a sense of what the leverage ratio might be once the transaction closed? I know you said the goal is to get it down to 2.5. And I believe Standard, as of the most recent quarter end, was at about 2.2 times. So do you have any idea where that’ll go?

Marc Baumann:	Well, we do have some preliminary ideas on that, Kevin. And, again, in that investor presentation that I was referring to on page three, there are some useful numbers there.

What we do say is that the combined company – again, using LTM, 9-30-11 adjusted EBITDA, the combined companies that are expected to have leverage of four-and-a-half times excluding synergies, and – including those $20 million of run rate synergies that we talked about, the combined leverage would be about 3.6 times.

And, now, one thing to be careful of a little bit – and I want to make sure that we do not create any confusion for you –when people look at our current leverage, sometimes they do include letters of credit. These numbers are exclusive of letters of credit that I’m talking about.

I also – since I’m speaking, I want to clarify something I may have said incorrectly earlier. And if I did, I apologize. There are going to be three new board members who will be representatives of Central Parking stockholders. So if I got that wrong earlier, that’s what I meant to say. And we’re looking forward to them joining with us after this deal is approved and integrated.

Kevin Steinke:	All right. Just one last quick one. I know Click and Park for you is a technology that drives transactional fees, transactional revenue. In the technology that you talked about for Central Parking, do they have any kind of similar revenue model for their technology?

Jim Wilhelm:	You know what, Kevin? I would call it more complementary. I think that Click and Park is able to directly deliver reservations and discounts and parking passes and maps and all kinds of information that the customer would want when making a choice on purchasing parking in advance.

Central Parking has done a wonderful job of understanding their customer database and how they want to approach those same customers, leverage the database, and make sure that they are recurring customers to the business.

They’ve also, as I mentioned, iPhone and Android apps, in terms of – at least indicating where their locations are and allowing customers to try to choose their locations, and I think so. But if you take the combination of the two – and I know all of you will do your research now on the Central delivery systems and our transactional-based systems, I think you’ll find them to be more complementary than overlapping.

I’ve got to tell you, I’m 26 years now in the business, and that has upside, and it has some downside, because you get a little old. And that’s me these days. And I’ve got to tell you, sitting around with Jim Marcum and our team here and from a preliminary basis understanding what they have, Jim comes from a retail background. And Jim’s much more focused on the customer and leveraging the customer. And that view is needed in our industry.

And I’ve learned a tremendous amount. And my eyes are awakened. And then combine that with our back-offices and my team – I mentioned Tom Hagerman, Tom’s ability to deliver that across North America, for an increasingly older guy, I’m pretty excited about taking this into the new era.

And we have – we’re definitely going to have the platform and the strength to do that.

Kevin Steinke:	Great. Congratulations again. Thanks.

Male:	Thank you.

Operator:	Thank you. There are no more questions at this time. I would like to turn the presentation back over to Jim Wilhelm for closing remarks.

Jim Wilhelm:	Thanks again. And thanks for sitting with us this morning, and I know everybody will go out and do their homework on us, and I know you’ll draw the same conclusions that I just talked about. I couldn’t be more excited about our joint effort to grow this business as a team, to merge and move forward.

I want to recognize my team here at Standard. We have been months and months of lots of long days, lots of detailed diligence, and know from an analyst and ultimately shareholder perspective we’ve done a lot of homework to bring ourselves to this point, and it just adds to the excitement level.

And then, finally, we look forward to talking to you again in a week and a day when we announce last year’s earnings and talk a little bit about what our core business looks like short of and outside of this transaction.

So, again, we will look forward to talking to you again next Thursday. Thank you, everyone.

Marc Baumann:	Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s presentation. You may now disconnect. Everyone, have a great day.

END